Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Renovacor, Inc. (f/k/a Chardan Healthcare Acquisition 2 Corp.) on Form S-8 of our report dated March 4, 2021 with respect to our audit of the financial statements of Chardan Healthcare Acquisition 2 Corp. as of December 31, 2020 and 2019 and for the years then ended appearing in the Annual Report on Form 10-K and in the Registration Statement on Form S-1 (File No. 333-260299) which are part of this Registration Statement. We were dismissed as auditors on September 2, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 12, 2021